SECURITIES AND EXCHANGE COMMISSION
          Washington, D.C.  20549

             FORM 10QSB

X    QUARTERLY REPORT UNDER SECTION 13 OR 15(d)
      OF THE SECURITIES EXCHANGE ACT OF 1934
                  OR
      TRANSITION REPORT PURSUANT TO SECTION 13 OR
      15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

     For the quarterly period ended March 31, 2000

            Commission file number 0-26407

             QUIK PIX, INC.
(Exact name of registrant as specified in its charter)


      Nevada           		      33-0198595
(State or other jurisdiction       IRS Employer
of incorporation or organization)  Identification
                                      No.)

             7050 Village Drive
        Buena Park, California 90621
(Address of principal executive offices  (zip code)

               714/522-8255
(Registrant's telephone number, including area code)

Indicate by check mark whether the registrant (1)
filed all reports required to be filed by Section 13
or 15(d) of the Securities Exchange Act of 1934 during
the last 12 months (or for such shorter period that
the registrant was required to file such reports), and
(2) has been subject to such filing requirements for
the past 90 days.
                                   Yes    No  X

Indicate the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date.

Class                                Outstanding at
                                     March 31, 2000

Common Stock, par value $0.001      9,897,305



PART I - FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

QUIK PIX INC. AND SUBSIDIARY

Page

3  Independent Accountants' Report

4  Consolidated Balance Sheets as of March 31, 2000
     (unaudited) and September 30, 1999.

5 Consolidated Statements of Operations for the Three and Six Months Ended March 31, 2000 and 1999
    (unaudited)

6   Consolidated Statements of Cash Flows for the Six
    Months Ended March 31, 2000

7   Notes to Consolidated Financial Statements as of
    March 31, 2000 (unaudited)

INDEPENDENT ACCOUNTANTS' REPORT

To the Board of Directors of:
   Quik Pix, Inc. and Subsidiary

We have reviewed the accompanying consolidated balance sheet, statements of operations and cash flows of Quik
Pix, Inc. and Subsidiary as of March 31, 2000 and for the three month and six month periods then ended.
These consolidated financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified
Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements for them to be in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company's working capital deficiency of $517,237, stockholders' deficiency of $1,453,325, net loss from operations of $515,060 and cash used in operations of $386,908 raise substantial doubt about its ability to continue as a going concern. Management's Plan in regards to these matters is also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEINBERG & COMPANY, P.A.


Boca Raton, FL
February 8, 2001

QUICK PIX, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS AS OF
MARCH 31, 2000 AND SEPTEMBER 30, 1999

                  ASSETS

                                March 31, 2000     Sept. 30, 1999
                                  (unaudited)
                                --------------     --------------
CURRENT ASSETS
   Cash	                       $   40,277         $     3,615
   Trade accounts
     receivable, net	              270,158             208,040
   Inventories	                     30,000              30,000
   Prepaids	                          443,667               8,097
                                   ----------           ---------
    Total Current Assets	        784,102             249,752
                                   ----------           ---------
PROPERTY & EQUIPMENT
     NET                                  -                    -
                                   ----------           ---------
OTHER ASSETS
   Goodwill, net	                     232,276            305,499
   Multi-image technology, net          15,960             16,800
   Other receivables	                   -                4,000
   Deposits	                             5,186              5,335
                                    ----------           --------
      Total Other Assets	         253,422            331,634
                                    ----------           --------
TOTAL ASSETS	                  $1,037,524           $581,386
                                   ===========           ========

LIABILITIES AND
STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES

   Accounts payable and accrued
       expenses                     $  678,871         $  635,090
   Accrued interest	               473,957            453,940
   Payroll payable	                50,863             49,284
   Income tax payable	                  -                 1,600
   Current portion of long
     term debt                          97,648             74,000
                                    ----------          ---------
   Total Current Liabilities         1,301,339          1,213,914
                                    ----------          ---------
Long-term liabilities	             1,189,510          1,264,737
                                    ----------          ---------
TOTAL LIABILITIES                    2,490,849          2,478,651
                                    ----------          ---------
STOCKHOLDERS' DEFICIENCY

Common stock, $0.001 par
value, 50,000,000 shares
authorized, 9,897,305
and 6,003,462 shares
issued and outstanding	                9,897               6,003

Additional paid-in capital          1,180,709             225,603
Accumulated deficit	           (2,643,931)         (2,128,871)
                                   ----------           ---------
Total Stockholders'Deficiency      (1,453,325)         (1,897,265)
                                   ----------           ---------
TOTAL LIABILITIES AND
STOCKHOLDERS' DEFICIENCY           $1,037,524           $ 581,386
                                   ==========           =========

See accompanying notes to consolidated financial statements.

QUICK PIX, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE
AND SIX MONTHS ENDED
MARCH 31, 2000 AND 1999
(UNAUDITED)

                         Three months ended Mar. 31,       Six months ended Mar. 31,
                         2000             1999             2000          1999
                         ----------       ----------        ---------     ---------
Sales                    $  251,911       $  339,677        $ 489,909     $ 719,188

Cost of goods sold          217,168          277,485          397,457       572,828
                         ----------       ----------        ---------     ---------
Gross profit                 34,743           62,192           92,452       146,360
                         ----------       ----------        ---------     ---------
Expenses:
   Selling, general and
   administrative           426,124          218,565          561,286       372,878
                         ----------       ----------        ---------     ---------
Loss from operations       (391,381)        (156,373)        (468,834)     (226,518)
                          ----------       ----------        ---------     ---------
Other income(expense)
   Interest income                6            3,919                7         4,257
   Interest (expense)       (22,195)         (25,505)         (46,233)      (59,551)
                          ----------       ----------        ---------     ---------
     Net other interest
       income (expense)     (22,189)         (21,586)         (46,226)      (55,294)
                         ----------       ----------        ---------     ---------
Net loss                  $(413,570)       $(177,959)       $(515,060)    $(281,812)
                         ===========      ===========       ==========    ==========
Net loss per share         $(0.05)            $(0.03)          $(0.07)     $(0.05)
                          ==========       ===========       ==========    ========
Weighted average number
of shares outstanding
basic and diluted         8,658,333        6,033,462         7,604,772     6,003,462
                          =========        ==========        =========     =========

See accompanying notes to consolidated financial statements.

QUICK PIX, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX
MONTHS ENDED
MARCH 31, 2000 AND 1999
(UNAUDITED)


                                                    2000                1999
                                                 -------------        -------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss                                         $    (515,060)        $ (281,812)
Adjustments to reconcile net loss to net
cash used in operating activities:

  Depreciation and amortization                         74,064             135,845
  Stock based compensation                              40,333                 -
  Provision for doubtful accounts                        4,000                 -

Changes in assets and liabilities:
  (Increase) in accounts receivable                    (62,118)            (21,584)
  Decrease (increase) in prepaid expense                 8,097                (343)
  (Increase) in other receivables                          -                (4,000)
  Increase in accounts payable and
    accrued expenses                                    42,180              37,141
  Increase in accrued interest                          20,017              30,756
  Increase in payroll payable                            1,579              62,628
                                                     ----------          ----------
    Net Cash Used In Operating Activities             (386,908)            (41,369)
                                                     ----------          ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Decrease (increase) in deposits	                       149              (1,555)
                                                     -----------          ----------
    Net cash provided by (used in) investing activities    149              (1,555)
                                                      ----------          -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from loans payable	                            -                 49,298
  Proceeds from private placement, net of
       offering cost	                                475,000                -
Repayment of notes payable and capital leases	        (51,579)               -
                                                      ----------           ----------
   Net cash provided by financing activities	        423,421              49,298
                                                       ----------          ----------
INCREASE IN CASH AND CASH EQUIVALENTS	               36,662               6,374

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	          3,615               3,965
                                                       ---------            --------
CASH AND CASH EQUIVALENTS - END OF PERIOD	              $40,277             $10,339
                                                      =========             ========
CASH PAID FOR INTEREST	                                $26,218             $28,795
                                                      =========             ========

See accompanying notes to consolidated financial statements.

QUICK PIX, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF MARCH 31, 2000
(UNAUDITED)

NOTE 1	BASIS OF PRESENTATION

The accompanying un-audited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position and results of operations.

It is management's opinion, however, that all adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year.

For further information, refer to the financial statements and footnotes included in the Company's
Form 10-K filed on April 14, 2000 and Form 8-K filed on April 21, 2000.

NOTE 2	RECAPITALIZATION

On March 21, 2000, pursuant to an agreement and plan of reorganization (the "Acquisition") the Company acquired all the outstanding shares of common stock of Baroque Corporation, a Delaware
Corporation, from the shareholder thereof in exchange for an aggregate of 410,510 shares of common stock of the Company. As a result, Baroque became a wholly-owned subsidiary of the Company.
The Acquisition was effective on March 22, 2000 and was intended to qualify as a reorganization within the meaning of Section 368(A)(1)(b) of the Internal
Revenue Code of 1986, as amended.  Upon
effectiveness of the Acquisition, pursuant to 12g-
3(a) of the General Rules and Regulations of the Securities and Exchange Commission, the Company became the successor issuer to Baroque for reporting purposes under the Securities and Exchange Act of 1934. The reorganization was treated as a recapitalization of the Company with the $411 par value of the common stock issued charged to additional paid-in capital (See Note 4).

NOTE 3	INVENTORY

Inventory is stated at the lower of cost (first in first out method) or market and consists primarily of new film and other photo processing stock.

NOTE 4	EQUITY

During the six months ended March 31, 2000, the Company issued 3,893,843 shares of common stock for proceeds of $475,000. Also, the Company issued
410,510 shares under a plan of reorganization (See
Note 2).

Pursuant to a six-month consulting agreement dated
March 14, 2000 between the Company and a consultant, 400,000 stock options were granted for future services to be performed over a six-month period from the contract date. The fair value of these options aggregated $484,000 and was credited to additional paid-in capital for the six months ended March 31, 2000 (See Note 6). As of March 31,
2000 the Company charged $40,333 to operations for services rendered and the balance of $443,667 was recorded as a prepaid expense.

For financial statement purposes, the fair market value of each stock option granted during the six months ended March 31, 2000 was estimated on the date of grant using the Black-Scholes Model in accordance with Statement No. 123 using the following weighted average assumptions: expected dividend yield 0%, risk-free interest rate of 6.12%, volatility of 432% and expected term of one year.

NOTE 5	GOING CONCERN

As reflected in the accompanying financial statements, the Company has had continuing losses, and at March 31, 2000, had a working capital deficiency of $517,237, a stockholders' deficiency of $1,453,325, net loss from operations of $515,060 and cash used in operations of $386,908. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company anticipates an increase in revenues during 2001 and intends to continue raising additional capital during 2001. Management believes that actions presently taken to improve its future operations and obtain additional funding provide the opportunity for the Company to continue as a going concern.

NOTE 6	SUBSEQUENT EVENTS

During April 2000, the Company issued 400,000 common shares upon the exercise of the stock options which were previously granted in March of 2000. The issuance of these shares were for cash, valued at $0.20 per share the quoted trading price on the agreement date, which aggregated $80,000
(See Note 4).

Subsequent to March 31, 2000, the Company entered into an agreement with Imaging
Technologies Corporation ("ITEC") whereby effective
December 1, 2000, ITEC will assume the current liabilities of Quik Pix and the Company will issue 37,500,000 shares of restricted stock to ITEC. In addition, the convertible debenture holders of the Company will cancel such debentures and all related interest in exchange for an aggregate total of 500,000 shares of restricted common stock of ITEC.

As of the date of issuance of these financial statements, the agreement has not received shareholder approval, and therefore a closing has not occurred.

ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion is intended to
provide an analysis of the Company's financial condition and should be read in conjunction with the Company's financial statements and the notes thereto.

     This report contains forward-looking
statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the
Exchange Act of 1934. The matters discussed in this section that are not historical or current facts deal with potential future circumstances and developments. Such forward-looking statements include, but are not limited to, the development plans for the growth of the Company, trends in the results of the Company's development, anticipated development plans, operating expenses and the Company's anticipated capital requirements and capital resources. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which the forward-looking statements are based are reasonable, it can give no assurance that such expectations and assumptions will prove to be correct. The Company's actual results could differ materially from the results discussed in the forward-looking statements.

GENERAL

     Quik Pix, Inc, also doing business as QPI, is a publicly held company, located in Buena Park, California. The Company was incorporated on November
4, 1980 and was subsequently purchased by a group of investors in August, 1986. In November, 1987, Quik
Pix merged with Redwood Financial, Inc., a publicly traded Nevada corporation.

	The Company has specialized in the state of the art photography products, primarily for the advertising and industrial users of such products.
For the most part, these products are used in trade shows, industrial displays, fast food displays, and increasingly, in commercial advertising.

	The methodology used in producing products has evolved over time from standard film-oriented input to that of digital input. The Company's products are high quality.

	In August 1999, the Company received a license from John Capezzuto to use his United States patented
Photomotion process. The Photomotion
process allows for up to five images to be combined on a single presentation transparency. The product has received generally favorable acceptance in its markets during the past two years. Sales growth, however, has been slower than originally expected, although sales have begun to increase over the past several months. Management is optimistic that the financial results for the next year will improve.

	Pursuant to an agreement and plan of
reorganization (the "Acquisition Agreement"), Quik
Pix, Inc. ("Quik Pix" or the "Company") acquired all the outstanding shares of common stock of Baroque Corporation ("Baroque"), a Delaware corporation, from the shareholder thereof in an exchange for an aggregate of 410,510 shares of common stock of Quik Pix (the "Acquisition"). As a result, Baroque became a wholly-owned subsidiary of Quik Pix. The Acquisition was effective on March
22, 2000 and was intended to qualify as a reorganization within the meaning of Section
368(A)(1)(b) of the Internal Revenue Code of 1986, as amended. Upon effectiveness of the Acquisition, pursuant to Rule 12g-3(a) of the General Rules and Regulations of the Securities and Exchange
Commission, Quik Pix became the successor issuer to Baroque for reporting purposes under the Securities
Exchange Act of 1934.

	The consideration exchanged pursuant to the Acquisition was negotiated between Baroque and Quik
Pix. In evaluating the Acquisition, Baroque used criteria such as the value of assets of Quik Pix, Quik Pix's ability to compete in the market place, Quik Pix's anticipated business operations, and Quik Pix management's experience and business plan.
In evaluating Baroque, Quik Pix placed a primary emphasis on Baroque's status as a reporting company under Section 12(g) of the Securities Exchange Act of 1934, as amended, and Baroque's facilitation of Quik Pix's becoming a reporting company under the Act. Quik Pix filed a Current Report on Form 8-K on
March 22, 2000 reflecting the Acquisition. A copy of the Acquisition Agreement was filed as an exhibit to the Form 8-K.

	The Company has limited finances and requires additional funding in order to accomplish its growth objectives and marketing of its products and services. There is no assurance that Quik Pix will have revenues in the future or that it will be able to secure other funding necessary for its future growth and expansion. There is also no assurance that Quik Pix's technology will perform as intended or that potential customers will show sufficient interest in the Company's product and related services. There is no assurance that Quik Pix will be successful in development or marketing of its product or in generating any meaningful revenues from operations.

SUBSEQUENT EVENT

      On December 11, 2000, the Company entered into an agreement (the "Purchase Agreement") with Imaging Technologies Corporation, a Delaware corporation ("ITEC"), whereby ITEC will assume the liabilities of the Company as they were on December 1, 2000, which liabilities are estimated to be approximately $1,300,000 exclusive of certain outstanding convertible debentures. In the event that ITEC is unable to pay such liabilities a creditor can still pursue remedies against the Company. Pursuant to the Purchase Agreement, the
Company will issue 37,500,000 shares of its restricted common stock to ITEC. In addition, in a separate transaction, the convertible debenture holders of the Company have agreed, subject to approval of the Purchase Agreement, to cancel such debentures together with all related accrued interest in exchange for an aggregate total of 500,000 shares of restricted common stock of ITEC. The Purchase Agreement also requires that John Capezzuto assign to the Company his rights to United States patent no.
5,782,026. As of the date of this Report, the agreement with ITEC has not received approval from the shareholders of the Company, and therefore a closing has not occurred. The Company intends to hold a special shareholder's meeting to approve the terms of the Purchase Agreement. Brian Bonar, ITEC's Chief Executive Officer, and Christopher
McKee, ITEC's President and Chief Operating Officer, are both directors of the Company; however, the Company believes that the terms of the Purchase
Agreement were negotiated as an arm's length transaction.

RESULTS OF OPERATIONS

	Revenues for the three and six months ended
March 31, 2000 were $251,911 and $489,909,
respectively, compared to $339,677 and $719,188 for the three and six months ended March 31, 1999, a decrease of $87,766 or 25.8%, and $229,279 or
31.8%, respectively. The decrease was primarily attributable to lower than expected growth in the Company's business and the photographic industry as a whole.

	Cost of sales was $217,168 (86% of products sold) and $397,457 (81% of products sold), for the three and six months ended March 31, 2000, respectively, compared to $277,485 (82% of products sold) and $572,828 (80% of product sold), respectively, for the three and six months ended
March 31, 1999.

 	Selling, general and administrative expenses were $426,124 and $561,286 for the three and six months ended March 31, 2000, respectively, an increase of 95% and 51%, respectively, from $218,565 and $372,878 for the three and six months ended March 31, 1999.The increase was primarily attributable to costs associated with the acquisition of Baroque. (See Note 4 to the Consolidated Financial Statements.)

	The net losses for the three and six months ended March 31, 2000 were $413,570 and $515,060, respectively, compared to net losses of $177,959 and $281,812, respectively, for the three and six months ended March 31, 1999. The primary reason for the increase in the current period loss was the increase in operating expenses coupled with decreased sales.

LIQUIDITY AND CAPITAL RESOURCES

	Cash and cash equivalents at March 31, 2000 were $40,277 compared to $3,615 at September 30, 1999. This increase in cash was primarily attributable to cash received from the sale of stock.

	Accounts receivable increased to $270,158 at March 31, 2000 from $208,040 at September 30, 1999.
The increase was due primarily to increased sales at the end of the period, which would be collectible in the following quarter.

	Inventory at March 31, 2000 was unchanged from of September 30, 1999. The Company generally builds products to suit customer orders and generally does not build inventories.

	Total current assets increased to $784,102 at March 31, 2000 from $249,752 at September 30, 1999, due primarily to an increase in prepaid expenses.
(See Note 4 to the Consolidated Financial
Statements.)

	Other assets decreased to $253,422 at March
31, 2000 from $331,634 at September 30, 1999
attributable to the amortization of goodwill of $73,223.

	The combination of accounts payable and
accrued expenses increased to $678,871 at March 31, 2000 from $635,090 at September 30, 1999. This increase was primarily attributable to a slowing of payments made by the Company due to cash flow concerns.

	The Company may seek to raise additional capital through the issuance of either public or private equity securities to finance anticipated future growth. While there can be no assurance that future financing will be available, or available on terms acceptable to the Company, the Company may seek to raise additional capital through the issuance of either public or private debt or equity securities to finance future acquisitions. Debt financing may require the Company to pledge assets as collateral. Equity financing may result in dilution to stockholders. Failure to arrange additional financing could affect the Company's ability to continue to expand its operations.

        The Company has not paid dividends on its common stock, but has reinvested its earnings to support its working capital and expansion requirements. The Company intends to continue to utilize its earnings in the development and expansion of the business and does not expect to pay cash dividends in the foreseeable future.

PART 2  OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

	None.

ITEM 2.  CHANGES IN SECURITIES

	Pursuant to an agreement and plan of
reorganization (the "Acquisition Agreement"), Quik
Pix, Inc. ("Quik Pix" or the "Company") acquired all the outstanding shares of common stock of Baroque Corporation ("Baroque"), a Delaware corporation, from the shareholder thereof in an exchange for an aggregate of 410,510 shares of common stock of Quik Pix (the "Acquisition"). As a result, Baroque became a wholly-owned subsidiary of Quik Pix. The Acquisition was effective on March
22, 2000 and was intended to qualify as a reorganization within the meaning of Section
368(A)(1)(b) of the Internal Revenue Code of 1986, as amended. Upon effectiveness of the Acquisition, pursuant to Rule 12g-3(a) of the General Rules and Regulations of the Securities and Exchange
Commission, Quik Pix became the successor issuer to Baroque for reporting purposes under the Securities
Exchange Act of 1934.

	The consideration exchanged pursuant to the Acquisition was negotiated between Baroque and Quik
Pix. In evaluating the Acquisition, Baroque used criteria such as the value of assets of Quik Pix, Quik Pix's ability to compete in the market place, Quik Pix's anticipated business operations, and Quik Pix management's experience and business plan.
In evaluating Baroque, Quik Pix placed a primary emphasis on Baroque's status as a reporting company under Section 12(g) of the Securities Exchange Act of 1934, as amended, and Baroque's facilitation of Quik Pix's becoming a reporting company under the Act.

	The Company had 8,503,462 shares of common stock issued and outstanding prior to the Acquisition and 8,913,972 shares issued and outstanding following the Acquisition.

	The Company filed a Current Report on Form
8-K on March 22, 2000 reflecting the Acquisition. A copy of the Acquisition Agreement was filed as an exhibit to the Form 8-K.

	During the three months ended March 31,
2000, the Company issued 1,393,843 shares of its common stock for proceeds to the Company of $250,000.

	On March 14, 2000, the Company entered into a consulting agreement whereby the Company granted the consultant an option to purchase 400,000 shares of the Company's common stock exercisable at $.20 per share.

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

	None.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF
          SECURITY HOLDERS

	   None.

ITEM 5.  OTHER INFORMATION

	   None.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8K

	(A) Exhibits

   2.1.   Agreement and Plan of Reorganization
between Quik Pix, Inc. and Baroque
Corporation filed as an exhibit to the Form
8-K filed March 22, 2000 (file no. 0-
26407), and incorporated herein by
reference thereto.

	3.1 Consulting Agreement between the Company and GB Consulting, dated March 14, 2000.

	(B) Reports on Form 8K

	Quik Pix filed a Current Report on Form
8-K on March 22, 2000 reflecting the
acquisition of Baroque Corporation.





SIGNATURES

     	Pursuant to the requirements of the
Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUIK PIX, INC.


By: 	/s/ John Capezzuto,
	President and Chief Executive Officer


By: 	/s/ Ed Youngman
	Chief Financial Officer


Dated: May 11, 2001